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EXHIBIT 11.1

SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE

                                                      THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                         DECEMBER 31,                         DECEMBER 31,
                                                    1997               1996              1997               1996
                                                    ----               ----              ----               ----
Net Loss applicable to Common Stock            $  (355,471)       $  (595,369)       $(1,122,698)       $(1,735,220)

Weighted average number of common shares
outstanding:                                     3,741,931          3,665,395          3,716,173          3,665,395

Net loss per common share                      $     (0.10)       $     (0.16)       $     (0.30)$      $     (0.47)


Basic and fully diluted calculations are identical.